EXHIBIT 99.1

News For Immediate Release

CENTEX CONSTRUCTION PRODUCTS ANNOUNCES AGREEMENT FOR THE
SPIN-OFF OF CXP SHARES OWNED BY CENTEX
INCLUDING PAYMENT OF $6.00 SPECIAL DIVIDEND

     (Dallas, TX July 21, 2003): Centex Construction Products, Inc. (NYSE: CXP) announced today it has reached an agreement with Centex Corporation for the spin-off of all the CXP shares owned by Centex. Centex owns approximately 65% of the outstanding shares of CXP. Under the agreement, CXP would reclassify its shares of common stock into two classes and pay a special one-time cash dividend of $6.00 per share to all of its shareholders (including Centex) immediately prior to the spin-off. It is anticipated that the cash dividend and the spin-off will be completed on or about December 31, 2003. The CXP board of directors formed a special committee consisting solely of independent directors to evaluate the spin-off and related transactions. In conjunction with its legal and financial advisors, the special committee reviewed the proposed transaction, and then negotiated with Centex to achieve the agreement which was reached earlier today.

     CXP and Centex have agreed that the spin-off of CXP may be accomplished only on a tax-free basis. CXP has been advised by Centex that it has submitted to the Internal Revenue Service a private letter-ruling request to confirm that the spin-off would receive tax-free treatment. Under the terms of the agreement with Centex, approximately 77% of the shares of common stock of CXP currently held by Centex would be recapitalized into a newly established Class B Common Stock which would be identical in all respects to CXP’s existing common stock except that the new Class B Common Stock would be entitled as a class to elect at least 85% of CXP’s Board of Directors. After the completion of the spin-off, the Class B Common Stock will represent approximately 50% of the total CXP shares outstanding. Upon completion of the recapitalization, the Class B Common Shares and the remaining CXP common stock owned by Centex would be distributed by Centex to the Centex shareholders. The agreement also provides that immediately prior to the spin-off, CXP would pay a cash dividend to all of its stockholders (including Centex) of $6.00 per share. Such dividend would only be paid in conjunction with the spin-off and will likely be funded in large part through borrowings made by CXP. CXP’s total debt balance at June 30, 2003 was $62.2 million. CXP’s debt-to-capitalization ratio after payment of the cash dividend and after the spin-off is expected to be approximately 22%.

     CXP believes that the spin-off on the terms described above will be beneficial to its shareholders because, among other considerations, it will increase CXP’s shares available to be traded on a daily basis, will eliminate competition for capital between CXP and the other businesses of Centex, and will allow CXP management greater flexibility in dealing with the opportunities and challenges specific to its respective businesses. CXP has relatively modest indebtedness, believes that its operations are sound and established with experienced and talented management, and that its prospects are good.

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CXP ANNOUNCES SPIN-OFF OF SHARES OWNED BY CENTEX	Page 2

     The spin-off transaction would require approval by the CXP stockholders (including the majority of CXP common stock not held by Centex), as well as approval by the IRS of the tax-free nature of the spin-off. The listing of the new Class B Common Stock of CXP would also require the approval of the New York Stock Exchange. Accordingly, there can be no assurance that the spin-off or any of the other transactions described above will occur on the terms described above, if at all.

     CXP is a Dallas-based company that manufactures and distributes cement, gypsum wallboard, recycled paperboard and concrete and aggregates.

     Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when CXP is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the spin-off and related transactions include the fact that these transactions will be subject to obtaining the stockholder and regulatory approvals described above and satisfaction of other customary conditions. With respect to any discussion of the expected performance and results of operations of Centex Construction Products, Inc., risks and uncertainties include, but are not limited to, the cyclical and seasonal nature of the Company’s business, public infrastructure expenditures, adverse weather, availability of raw materials, unexpected operational difficulties, governmental regulation and changes in governmental and public policy, changes in economic conditions specific to any one or more of the Company’s markets, competition, announced increase in capacity in the gypsum wallboard and cement industries, general economic conditions, and interest rates. Investors should take such risks and uncertainties into account when making investment decisions. These and other factors are described in the Annual Report on Form 10-K for Centex Construction Products, Inc. for the fiscal year ended March 31, 2003 and the current Report on Form 8-K dated July 21, 2003. These reports are filed with the Securities and Exchange Commission.

     Additional Information and Where to Find It. In connection with the recapitalization of its common stock, CXP will be filing a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and other security holders can obtain copies of the proxy statement free of charge when it becomes available and may also obtain other documents filed by CXP with the SEC by directing a request to Centex Construction Products, Inc., Investor Relations, 2728 North Harwood, Dallas, Texas 75201 Telephone: (214) 981-6510. You may also obtain free copies of the proxy statement when it becomes available and other documents filed by CXP with the SEC by accessing the SEC’s website at http://www.sec.gov. CXP, its directors, certain executive officers, and certain other employees may be deemed under the rules of the SEC to be “participants in the solicitation” of proxies from the security holders of CXP in favor of the reclassification. CXP’s directors and executive officers beneficially own, in the aggregate, less than 2% of the outstanding shares of CXP common stock. Security holders of CXP may obtain additional information regarding the interests of the “participants in the solicitation” by reading the proxy statement relating to the recapitalization when it becomes available.

For additional information, contact at 214/981-5000:
Steven R. Rowley
Executive Vice President and Chief Operating Officer

Arthur R. Zunker, Jr.
Senior Vice President and Chief Financial Officer